Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s first quarter 2011 conference call.  My name is Mike Hays, the Company’s CEO, and joining me on the call today is Pat Beans our Chief Financial Officer and Kevin Karas, Senior Vice President of Finance.

Before we commence our remarks, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.  Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission.  With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin.  And again, welcome everyone.

As reported last evening, the Company’s first quarter performance set a number of records including revenue, income and earnings per share.  In addition, we witnessed continued traction with net new sales accelerating from $2.2 million to $4.2 million quarter-over-quarter.

As important, if not more so, during the first quarter 2011, a flurry of announcements from the department of Health and Human Services and the Centers for Medicare and Medicaid Services made crystal clear the magnitude of the financial penalties and public reporting requirements that are now part of the new world under health reform.    Before I outline these rules that have now been made clear and how each relates to NRC, I will ask Pat to review our first quarter financial performance.  Pat.

Pat

Thank you, Mike.

The first quarter 2011 results clearly reflect the positive impact of the investments we made in 2010 to drive future growth in revenue and earnings.  We saw continued growth in our total contract value and revenue trends, and we strengthened our earnings trend by returning to double-digit growth in net income.  Revenue was $19.8 million, increasing 14% compared to the first quarter 2010.  Net income increased 10% to $3.5 million and diluted earnings per share were $0.51, up 9%.

Revenue growth was driven by double-digit increases in both NRC Picker US and NRC Picker Canada.  As we reported in the third quarter of 2010, the NRC Picker US revenue trend had returned to positive growth and now has increased to double-digit growth for the first quarter, driven by the continued market acceptance of subscription-based offerings.

Another key factor during the quarter was a shift in the timing of revenue for the Payer Solutions business.  A lower percentage of the Payer Solutions revenue was realized in the first quarter of 2011 compared to 2010.  This resulted in a shift of revenue between periods, moving about $620,000 from the first into the second quarter of 2011.

Our exceptional growth in net new contracts was driven largely by NRC Picker US, with both TGI and MIV/OCS also contributing significantly in driving the combined growth rate to 92% for the first quarter.  This high level of new sales early in the year under our subscription model provides an opportunity to realize a significant amount of revenue in the current fiscal year.

Our conversion to subscription-based contracts also continues on a positive trend with revenue from them comprising 49% of our total revenue for the first quarter 2011, compared to 40% for the fourth quarter 2010.  Subscription-based contracts also represented 57% of total contract value as of March 31, 2011, compared to 49% at December 31, 2010.

These positive results in net new sales growth and conversion to subscription-based contracts has helped drive a 24% increase in total contract value, which grew to $76.6 million by the end of the first quarter.

Operating expenses were $14 million for the quarter, an increase of $1.2 million or 17%, compared to the first quarter 2010.  The increase is attributed primarily to variable costs associated with higher revenue volumes, sales force expansion, and operating expenses added from the OCS acquisition.  During the quarter, we also incurred $260,000 in expenses associated with closing our Wausau office.  Our operating income margin was 29% for the quarter, compared to 31% in the first quarter of 2010.  Without the Wausau closure expenses, our operating income margin for the quarter would have been 30%.

Direct expenses for the quarter were $6.8 million, compared to $6.5 million for the first quarter of 2010.  As a percent of revenue, direct expenses decreased by three percentage points, driven in part by the impact of margin expansion realized from growth in subscription-based contract revenue.  Going forward, we expect our percent of subscription contract revenue to continue to grow and further improve the margin.  Over the remainder of the year, we would expect to see direct expenses as a percent of revenue to be higher than the first quarter based on historical trends.  For the full year, we expect direct expenses to be in the 37% range, a reduction of 2% compared to 2010.

Selling, general and administrative expenses for the quarter were $6.1 million or 31% of revenue, up $1.6 million compared to the prior year.  One-third of this increase is attributed to the SG&A expenses added from the OCS business.  The Wausau office closure costs also contributed to the increase.  Business development costs related to the expansion of the sales force increased in the quarter, helping to drive the 92% increase in net new contracts for the quarter compared to the prior year.  With the sales expansion program continuing, we expect SG&A expenses to continue to be in the 31% of revenue range for the remainder of the year.

The depreciation and amortization expenses for the quarter were $1.2 million, or 6% of revenue.  This is currently expected to stay fairly flat for the balance of the year in absolute dollars.  Going forward, depreciation and amortization should be around 7% or less of revenue.

Interest expense increased by $72,000 during the quarter compared to the same period in 2010 due to the purchase of OCS in August 2010.

First quarter income tax expense decreased from $2.1 million in 2010, to $2.0 million in 2011, as the first quarter effective tax rate declined from 40% to 37%.  The reduction in the effective tax rate for the first quarter is attributed to the impact of additional deferred tax expense that was recorded in 2010 and additional tax credits recorded in 2011.

Net income for the first quarter was $3.5 million, an increase of 10% over 2010, which set a new Company record for quarterly net income.  In reviewing first quarter performance, we note that the impact of the Wausau location closure expenses combined with the margin impact of the delayed Payer Solutions’ revenue would have increased first quarter net income to $3.9 million, a 23% increase over the first quarter 2010.

Diluted earnings per share increased to $0.51 for the quarter, up 9% over the prior year same period.

Cash flow from operations for the first quarter 2011 was $3.9 million.

Based upon our first quarter results and the current trends in the business, we continue to estimate 2011 earnings per share at $1.65 on a fully diluted basis.

With that, I’ll turn it back to you, Mike.

Mike

Thanks, Pat.

As reviewed by Pat, a number of very positive trends are continuing, if not accelerating, for the Company, not the least of which is our transformation to an exclusively subscription-based business model.  This transformation will continue to allow us to add customer value and corresponding price increases resulting in accelerated top-line growth and expanded margins.  As well, subscription-based pricing creates seamless symmetry between each of our Business Unit’s products which materially enhances the ease at which we can cross-sell our portfolio across our current user base of 2,500 acute care hospital clients and 10,000 post acute-care facilities.

Turning now to other events in the first quarter, the clarity provided by recent announcements regarding healthcare reform helped define and make tangible the new world for providers across the continuum of care.  Within these new rules, the following perimeters, as they relate to NRC product offerings, were codified.

CMS outlined the new Hospital Value-Based Purchasing Program in which $850 million in Medicare payments will be withheld from hospitals, of which 30% or more can be earned back based on hospitals’ performance on HCAHPS, the national standard patient experience survey.  This directly aligns with our largest core offerings of measuring and improving the patient experience and creates a clear ROI story.

The new patient-centered medical home standards released by NCQA, places greater emphasis on patient feedback and connects it to physician compensation.  While patients’ satisfaction with their physician has been a revenue runway for the Company, this action materially increases the size of that market segment.

Effective October 1, 2012, the Hospital Readmission Reduction Program kicks in with a potential 1% payment reduction, growing to 2% then 3% in the following years, all tied to avoidable readmissions.  Illuminate was created with this likely event becoming law, which it now is.

The above are on top of requirements already enacted and the additional performance measurement and improvement requirements yet to be announced, all of which tie healthcare providers to financial rewards for improving quality or payment reductions for lesser quality.  It is important to note that while 1-3% of revenue may not seem like a big financial hit, for most all providers, 3% would represent 100% of net income.

For additional information on these and other drivers of our business, I would point you to First Analysis which initiated coverage on National Research this past Friday.  Frank Sparacino’s report did a wonderful job of summarizing in investment terms, aspects of healthcare reform that oftentimes can be a confusing landscape.

In its simplest terms, almost every aspect of healthcare reform elevates transparency and the need for quality improvement, which are the exact levers that drive demand for NRC products.

The broader, and often not understood, dynamic is the power of the NRC franchise across the continuum of care and the importance of interconnectivity between each provider setting.

Take, for example, that the Department of Health and Human Services released in March 2011 its National Quality Improvement Strategy entitled Ensuring Persons and Family-Centered Care, which highlights measuring and improving the patients’ integrated experience of care across the continuum.  Offering integration of measurement across the care continuum requires a unique set of expertise and market position.

Today, NRC is the market-share leader in six of its Business Units and number two in the seventh.  This footprint across the entire continuum of care, from cradle to grave, is highly unique.  This position enables us, and perhaps only us, to capitalize on the need to integrate measurement and improvement, understand care transitions and continuity, and maximize a healthcare provider’s bundled payments—a fundamental pillar under health reform.

Before I open the call for questions, I would like to welcome all new associates that joined NRC in the first quarter which, when combined with more than 250 other associates, will help us capitalize on the opportunities that are unfolding.

Perhaps two great examples of the level of talent we are attracting are Maria Markusen who joined the Ticker team and Jennifer Volland who started with Illuminate.  Maria joins NRC from Minneapolis where she was COO of a start-up, driving revenue from zero to $85 million.  Jen has a wealth of experience from Vice President of Nursing on the provider side to International Healthcare Practice leader at the Juran Institute.

_______________, I would now like to open the call to questions.

Closing Statement
Thanks you for your time today.  Pat, Kevin and I look forward to speaking with you again next quarter.